Exhibit 99.1

NEWS RELEASE

Cardtronics Completes DirectCash Payments Acquisition

HOUSTON, Jan. 6, 2017 — Cardtronics plc (Nasdaq: CATM), the world’s largest ATM owner / operator, has completed its previously announced acquisition of DirectCash Payments Inc. (“DCPayments”), a leading global ATM services provider with primary operations in Australia, Canada and the United Kingdom.

Combined Company Facts

•                  DCPayments adds approximately 25,000 ATMs to Cardtronics’ global portfolio, which now totals approximately 225,000 ATMs in North America, Europe and Asia-Pacific.

•                  The acquisition of DCPayments establishes Cardtronics as a leading independent ATM operator in Australia and New Zealand, with 11,200 ATMs. (This ATM portfolio includes DCPayments’ 2016 acquisition of First Data Corporation’s Australian retail ATM and managed services ATM portfolio.)

•                  This combination results in Cardtronics managing over 11,000 ATMs in Canada, a leadership position in the independent ATM market.

•                  DCPayments would add more than 5,700 ATMs to Cardtronics’ existing footprint in the United Kingdom.(1)

Transaction Details

Cardtronics has acquired all of the outstanding equity of DCPayments for CAD$19.00 per share in cash, and repaid DCPayments’ third party indebtedness, representing a transaction value of approximately $464 million in U.S. dollars, net of estimated cash acquired and excluding transaction-related costs. Cardtronics funded the DCPayments acquisition with borrowings under its amended revolving line of credit as well as cash on hand.

Fiscal 2017 guidance, including the expected contribution from this acquisition, will be issued by Cardtronics in conjunction with its release of Q4 2016 earnings.

RBC Capital Markets, LLC served as financial advisor and Baker & McKenzie LLP as legal counsel to Cardtronics. BMO Capital Markets served as financial advisor to DCPayments, and Bennett Jones LLP as legal counsel.

(1)In the United Kingdom, the Cardtronics and DCPayments brands and operations will remain wholly distinct pending completion of the U.K. Competition and Markets Authority’s review of the transaction.

About Cardtronics (Nasdaq: CATM)

Making ATM cash access convenient where people shop, work and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics provides services to approximately 225,000 ATMs in North America, Europe and Asia-Pacific. Whether Cardtronics is driving foot traffic for top retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

Contact Information - Cardtronics:

Media Relations	Investor Relations
Nick Pappathopoulos	Phillip Chin
Director — Public Relations	EVP Corporate Development & Investor Relations
832-308-4396	832-308-4975
npappathopoulos@cardtronics.com	ir@cardtronics.com

Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries

All other trademarks are the property of their respective owners.

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